Exhibit 99.1

Thomas A. Bradley to Serve as Argo Group Chairman; Kevin J.

Rehnberg Named CEO and Board Nominee

2020 Annual General Meeting of Shareholders Scheduled for April 16, 2020

HAMILTON, Bermuda—(BUSINESS WIRE)—Argo Group International Holdings Ltd. (NYSE: ARGO) (“Argo” or “the Company”), an international underwriter of specialty insurance and reinsurance products, today announced the appointment of Thomas A. Bradley to serve as chairman of the board of directors upon the retirement of current board chairman Gary V. Woods, whose term concludes following Argo’s Annual General Meeting to be held on April 16, 2020. Kevin J. Rehnberg will serve as chief executive officer effective immediately and has been nominated to stand for election to the Company’s board of directors at the Company’s annual meeting.

“Tom joined the board with vast experience in numerous insurance industry leadership roles,” said Woods. “His strategic vision for the business and intense focus on the highest standards of corporate governance will benefit our customers, shareholders and employees.

“We are also pleased that Kevin will serve as CEO on a permanent basis. He has demonstrated his abilities as a results-oriented leader. It has been an honor to serve as chairman, and I am confident we have the right leadership in place for the future.”

Woods joined Argo’s board in 2000 and has served as chairman since 2001.

“On behalf of the entire board,” Bradley said, “I would like to sincerely thank Gary for his commitment and contributions to Argo, providing leadership as the Company has expanded from a very small regional insurer generating approximately $300 million in gross written premium to a strong specialty insurer exceeding $3 billion in annual gross written premium.

“Argo Group is a solid company poised for prosperity in the specialty insurance marketplace,” said Bradley. “It is a privilege to serve as chairman working with the board and Argo’s leadership team to ensure the Company continues to deliver on its commitments to shareholders, clients and employees.”

Prior to being appointed CEO, Rehnberg served as interim chief executive officer since November 2019, and he has been with the Company for seven years.

“Kevin has led with confidence and integrity as interim CEO during a time of tremendous change,” Bradley said. “The board believes that as CEO, Kevin will lead Argo toward a stronger and more profitable future.”

“It is an honor to take on this role and collaborate with such a talented team,” Rehnberg said. “We will continue to serve our customers and partners – pursuing strong results through operational excellence and innovative solutions.”

Bradley became a director for Argo Group in 2018. He retired from Allied World Assurance Company Holdings AG in 2017, where he had served as chief financial officer and executive vice president since 2012. Bradley was previously executive vice president and chief financial officer at two other public companies: Fair Isaac Corporation and The St. Paul Companies. He held senior financial and operational positions at Zurich North America.

In January of 2019, Rehnberg was appointed to serve as chief administrative officer and the head of the Americas business. From March 2013 to January 2019, he was president of Argo’s U.S. Operations, overseeing all activities of Argo’s U.S.-based business segments.

Before joining the Company, Rehnberg served as executive vice president for specialty lines at OneBeacon Insurance, where he oversaw specialty underwriting operations and acquired and built new lines of specialty business. Prior to that, he held positions at The St. Paul Travelers Companies, Liberty International and Chubb Corporation.

ABOUT ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

Argo Group International Holdings Ltd. (NYSE: ARGO) is an international underwriter of specialty insurance and reinsurance products in the property and casualty market. Argo Group offers a full line of products and services designed to meet the unique coverage and claims handling needs of businesses in two primary segments: U.S. Operations and International Operations. Argo Group’s insurance subsidiaries are A.M. Best-rated “A” (Excellent), and Argo Group’s U.S. insurance subsidiaries are Standard and Poor’s-rated “A-” (Strong). More information on Argo Group and its subsidiaries is available at argolimited.com.

FORWARD-LOOKING STATEMENTS

This press release may include forward-looking statements, both with respect to Argo Group and its industry, that reflect our current views with respect to future events and financial performance. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are qualified by the inherent risks and uncertainties surrounding future expectations generally and also may differ materially from actual future experience involving any one or more of such statements. In addition, any estimates relating to loss events involve the exercise of considerable judgment and reflect a combination of ground-up evaluations, information available to date from brokers and cedants, market intelligence, initial tentative loss reports and other sources. The actuarial range of reserves and management’s best estimate is based on our then current state of knowledge including explicit and implicit assumptions relating to the pattern of claim development, the expected ultimate settlement amount, inflation and dependencies between lines of business. Our internal capital model is used to consider the distribution for reserving risk around this best estimate and predict the potential range of outcomes. However, due to the complexity of factors contributing to the losses and the preliminary nature of the information used to prepare these estimates, there can be no assurance that Argo Group’s ultimate losses will remain within the stated amount. For a more detailed discussion of such risks and uncertainties, see Argo Group’s filings with the SEC. The inclusion of a forward-looking statement herein should not be regarded as a representation by Argo Group that Argo Group’s objectives will be achieved. Argo Group undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Forward-looking statements include all statements that do not relate solely to historical or current facts and can be identified by the use of words such as “expect,” “intend,” “plan,” “believe,” “do not believe,” “aim,” “project,” “anticipate,” “seek,” “will,” “likely,” “assume,” “estimate,” “may,” “continue,” “guidance,” “objective,” “outlook,” “trends,” “future,” “could,” “would,” “should,” “target,” “on track” and similar expressions of a future or forward-looking nature. All forward-looking statements address matters that involve risks and uncertainties, many of which are beyond Argo Group’s control. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements, and therefore, you should not place undue reliance on any such statements.

Contacts

Investors:

Brett Shirreffs

Head of Investor Relations

212-607-8830

brett.shirreffs@argogroupus.com

Media:

David Snowden

Senior Vice President, Group Communications

210-321-2104

david.snowden@argogroupus.com